Union Security Insurance Company
Variable Account D of Union Security Insurance Company:
TD Waterhouse Variable Annuity

Union Security Life Insurance Company of New York
Separate Account A of Union Security Life Insurance Company of New York:
TD Waterhouse Variable Annuity

Supplement dated August 8, 2023 to the variable annuity prospectus dated May 1, 2023
In Appendix A - Funds Available Under the Contract: the following fund fee is updated as follows:

Fund and Adviser/Subadviser	Current Expenses
American Century VP Balanced Fund - Class I Adviser: American Century Investment Management, Inc.	0.77%*
This supplement should be retained for future reference.

HV-8016